Exhibit 99.1
Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. UPDATES THIRD QUARTER COMPARABLE STORE SALES AND EARNINGS PER SHARE GUIDANCE

FOOTHILL RANCH, CA, October 15, 2013 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today announced that it is revising its financial guidance for the third quarter of fiscal 2013 ending November 2, 2013. The Company expects to report a comparable store sales increase in the low-single digits and net loss per diluted share in the range of $0.10 to $0.12, before non-cash asset impairments. This compares to prior guidance of a comparable store sales increase in the mid-single digits and net loss per diluted share in the range of $0.02 to $0.03, before non-cash asset impairments.

John D. Goodman, Chief Executive Officer, stated, “Following our strong start to the quarter, mall traffic softened considerably during September and has continued into October, resulting in an increasingly promotional competitive environment in recent weeks. We expect to deliver improvement in most key financial metrics versus the year ago period, but the need to implement more extensive promotions than planned has caused us to lower our margin and earnings expectations for the quarter.

“Despite the extremely tough market conditions, we are encouraged by continued expectations of positive comp store sales and substantial improvement in merchandise margin on a year-over-year basis. To that end, we are seeing a positive response to our marketing initiatives and other customer engagement strategies. When the Wet Seal girl is in the mall, we’re capturing her attention.”

Mr. Goodman concluded, “As we continue to navigate through this difficult period, we are carefully controlling expenses and are focused on closely managing inventories in both divisions to end the third quarter well-positioned ahead of the critical holiday selling season.”

The Company will report third quarter fiscal 2013 sales on November 7, 2013, and expects to report full financial results and hold its quarterly earnings conference call on November 25, 2013.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 3, 2013, the Company operated a total of 525 stores in 47 states and Puerto Rico, including 464 Wet Seal stores and 61 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fiscal 2013 third quarter comparable store sales and earnings guidance and quarter-end inventory positions, as well as the intent, beliefs, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.